Exhibit 4.72

AU$235,000,000 TERM LOAN FACILITY AGREEMENT

BAIDU, INC.

(as Borrower)

and

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

HONG KONG BRANCH

(as Lender)

Dated 13 August 2013

CONTENTS

CLAUSE	PAGE

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation	1

SECTION 2

THE FACILITY

2.	The Facility	12
3.	Purpose	12
4.	Conditions of Utilisation	12

SECTION 3

UTILISATION

5.	Utilisation	13

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	14
7.	Prepayment and Cancellation	14

SECTION 5

COSTS OF UTILISATION

8.	Interest	16
9.	Interest Periods	17
10.	Changes to the Calculation of Interest	17

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	Payments	19
12.	Increased Costs	19
13.	Other Indemnities	20
14.	Mitigation	21
15.	Costs and Expenses	21

i

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	Representations	22
17.	Repetition and acknowledgement of reliance	24
18.	Information Undertakings	24
19.	Financial Covenants	25
20.	General Undertakings	30
21.	Events of Default	33

SECTION 8

CHANGES TO PARTIES

22.	Changes to the Parties	37
23.	Disclosure of Information	38

SECTION 9

ADMINISTRATION

24.	Payment Mechanics	39
25.	Set-off	41
26.	Notices	41
27.	Calculations and Certificates	41
28.	Partial Invalidity	41
29.	Remedies and Waivers	42
30.	Amendments and Waivers	42
31.	Counterparts	42
32.	Entire Agreement	42
33.	Third Party and Market Failure	42
34.	Anti-Money Laundering and other Laws	42

SECTION 10

GOVERNING LAW AND ENFORCEMENT

35.	Governing law	44
36.	Enforcement	44

SCHEDULE 1	CONDITIONS PRECEDENT	45
SCHEDULE 2	REQUESTS	46

ii

THIS AGREEMENT is dated 13 August 2013 and made between:

(1)	Baidu, Inc., a company incorporated under the laws of the Cayman Islands with registration number 96019, as borrower (the “Borrower”); and

(2)	Australia and New Zealand Banking Group Limited, a company incorporated in Australia (Australian business number 11 005 357 522), whose registered office is at ANZ Centre Melbourne, Level 9, 833 Collins Street, Docklands, Victoria 3008, acting through its Hong Kong branch at 22/Floor, Three Exchange Square, 8 Connaught Place, Central, Hong Kong, as lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“AU dollars” and “AU$” mean the lawful currency of Australia.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration;

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling three (3) Months from the date of this Agreement; and

(b)	the date on which the Facility is fully utilised, cancelled or terminated under the provisions of this Agreement.

“Available Commitment” means at any time the Lender’s Commitment minus:

(a)	the aggregate amount of any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“BBSW” means, in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for AU dollars for the relevant Interest Period of that Loan) the rate as quoted by the Lender to lending banks in Australia interbank market at or about 10:10 a.m. (Sydney Time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in AU dollars and for a period comparable to the relevant Interest Period for that Loan.

“Beijing Baidu Netcom” means Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company established under the laws of the PRC.

“Break	Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the applicable Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the applicable Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, London, New York and Sydney (Australia).

“China” means the People’s Republic of China.

“Commitment” means the amount of the Lender’s commitment for this Facility, being AU$235,000,000 (Two Hundred and Thirty-Five Million AU dollars), to the extent not cancelled, reduced or transferred by the Lender.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Consolidated Assets” means, at any time, the total assets of the Group as shown on the latest consolidated financial statements of the Borrower delivered to the Lender pursuant to the provisions of this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law, regulation or practice in any jurisdiction in which any member of the Group conducts business which relates to:

(a)	the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants; or

(b)	the creation, storage, handling and disposal of industrial waste and hazardous substances.

“Environmental Permit” means any Authorisation and the filing of any notification, report or assessment required at any time under any Environmental Law for the operation of the business of any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Facility” means the term loan facility borrowed by the Borrower pursuant to a credit agreement dated 14 July 2011 (as amended by an amendment request dated 5 November 2012, and as further amended, restated and/or supplemented from time to time) between the Borrower, Goldman Sachs (Asia) L.L.C. as arranger, Goldman Sachs Lending Partners LLC as original lender and The Bank of New York Mellon, Hong Kong Branch as facility agent.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (Facility).

“Facility Office” means the Hong Kong office of the Lender or such other office or offices notified by the Lender to the Borrower from time to time by not less than five (5) Business Days’ written notice as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, any Utilisation Request and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

in each case, for the avoidance of doubt, excluding any indebtedness arising in the ordinary course of trading.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Laws” means any law including any statute, regulation or subordinate legislation or other document enforceable under any statute, regulation or subordinate legislation.

“Legal Reservations” means:

1.	the principle that equitable remedies may be granted or refused at the discretion of a court;

2.	the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, penalties and other laws generally affecting the rights of creditors;

3.	the time barring of claims under the statutes of limitation;

4.	the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void;

5.	defences of set-off or counterclaim; and

6.	any principles which are set out in the qualifications as to matters of law in any legal opinions which would be delivered by appropriately qualified law firms in relation to any of the Finance Documents.

“Lender” means:

(a)	the Lender; and

(b)	any person who becomes a Party as a New Lender in accordance with Clause 22.4 (Assignments and transfers by the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to the Lender under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly or severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Loan” means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of the loan, and “Loans” shall be construed accordingly.

“Margin” means one cent. (1.0%) per annum.

“Material Adverse Effect” means, a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole;

(b)	the ability of the Borrower to perform its payment obligations or any other material obligation under the Finance Documents; or

(c)	the validity or enforceability of any Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“NASDAQ” means the NASDAQ Stock Market in the United States.

“New Lender” has the meaning given to such term in Clause 22.1 (Assignments and transfers by the Lender).

“Original Financial Statements” means the audited consolidated financial statements of the Borrower for its financial year ended 31 December 2012.

“Party” means a party to this Agreement.

“Permitted Transaction” means:

(a)	an intra-Group re-organisation on a solvent basis and (if the Borrower is involved in such re-organisation) where the Borrower remains a surviving entity; or

(b)	any other transaction agreed by the Lender.

“Quotation Day” means:

(a)	in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the relevant interbank market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day will be the last of those days); and

(b)	in relation to any Interest Period the duration of which is selected by the Lender pursuant to Clause 8.3 (Default interest), such date as may be determined by the Lender (acting reasonably).

“Repayment Date” means, for each Loan made under the Facility, the date falling 24 months after the Utilisation Date of the first Loan to be advanced under this Agreement.

“Repeating Representations” means each of the representations set out in Clauses 16.1 (Status), 16.2 (Binding obligations), 16.3 (Non-conflict with other obligations), 16.4 (Power and authority), 16.5 (Validity and admissibility in evidence), 16.8 (No Default) and 16.10 (Financial statements).

“Restricted Group” means the Borrower and its Restricted Subsidiaries.

“Restricted Subsidiary” means, at any time, a Subsidiary of the Borrower if the gross Tangible Assets or turnover of that Subsidiary then equal to or exceed 10 per cent. of the gross Tangible Assets or turnover of the Group provided that in no circumstances shall Beijing Baidu Netcom be or become a Restricted Subsidiary.

For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of a Subsidiary of the Borrower will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Borrower; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Borrower;

(b)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Borrower were prepared:

(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Borrower but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)	if a Restricted Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Restricted Subsidiary and the other member of the Group (if it is not the Borrower or already a Restricted Subsidiary) will immediately become a Restricted Subsidiary;

(e)	a Subsidiary of the Borrower (if it is not already a Restricted Subsidiary) will become a Restricted Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Restricted Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Borrower; and

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Restricted Subsidiary until the next audited consolidated financial statements of the Borrower show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Restricted Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.

As at the date of this Agreement, the only Restricted Subsidiaries are Baidu.com Times Technology (Beijing) Co. Ltd., Baidu Online Network Technology (Beijing) Co. Ltd. and Baidu (China) Co., Ltd.

“RMB” means the lawful currency for the time being of China.

“Screen Rate” means the “AVG” rate for the relevant period displayed, as of 11:00 a.m. Sydney time on the relevant Quotation Day, on Thomson Reuters page “BBSW”. If the agreed page or service is replaced or ceases to be available, the Lender may, after consultation with the Borrower, specify another page or service displaying the appropriate rate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tangible	Assets” of a person means its total assets, less

(a)	its net intangible assets; and

(b)	goodwill.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by the Borrower to the Lender in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of Tax under any Finance Document.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2(Requests).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement. Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	In this Agreement, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender.

SECTION 2

THE FACILITY

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower an AU dollar term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility to refinance the Existing Facility and for the general working capital requirements of the Group.

3.2	No investigation

The Lender is not obliged to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

Unless otherwise agreed by the Lender, the Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent), in form and substance satisfactory to the Lender (acting reasonably). The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

In addition to the requirements of Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation five (5) or more Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11:00 a.m. (Hong Kong time) on the 2nd Business Day before the proposed Utilisation Date.

5.2	Completion of Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the Utilisation Request specifies the account and bank (which must be in Hong Kong) to which the proceeds of the Utilisation are to be credited or the party to whom the proceeds of the Utilisation are to be paid.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be AU dollars.

(b)	The amount of a proposed Loan must be an amount which is not more than the Available Commitment and which is a minimum of AU$10,000,000 (Ten Million AU dollars) or, if less, the amount of the Available Commitment.

5.4	Availability of Loans

If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

5.5	Automatic Cancellation of Available Commitment

The Available Commitment shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

Subject to the other provisions of this Agreement, the Borrower shall repay all Loans on the Repayment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – Illegality

If, at any time, it is unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)	the Borrower shall repay each Loan on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment – disposals

If a member of the Group (other than Beijing Baidu Netcom):

(a)	in a single transaction or a series of transactions (whether related or not) sells, leases, transfers or otherwise disposes of any asset by means of any sale, lease, transfer or other disposal save for the ones allowed under Clause 20.5 (Disposals); and

(b)	the consideration receivable for that disposal (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group excluding those allowed under sub-paragraphs (b)( iii) to (vii) (inclusive) of Clause 20.5 (Disposals)) exceeds thirty per cent. (30%) of Consolidated Assets; and

(c)	the Borrower has not obtained the consent of the Lender prior to such sale, lease, transfer or other disposal pursuant to Clause 20.5(b)(ii),

then the Borrower shall prepay all outstanding Loans no later than 60 (sixty) calendar days after the date of such sale, lease, transfer or other disposal.

7.3	Voluntary cancellation

The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, reduce the Available Commitment to zero or by such amount (being a minimum amount of AU$10,000,000 (Ten Million AU dollars) and an integral multiple of AU$5,000,000 (Five Million AU dollars)) as the Borrower may specify in such notice.

7.4	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Lender not less than Five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of AU$10,000,000 (Ten Million AU dollars) and an integral multiple of AU$10,000,000 (Ten Million AU dollars).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

7.5	Right of prepayment and cancellation

(a)	If any sum payable to the Lender by the Borrower is required to be increased under Clause 11 (Payments) or Clause 12 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase continues, give the Lender notice of cancellation of the Commitment and its intention to prepay a Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of the Lender shall immediately be reduced to zero.

(c)	The Borrower shall prepay a Loan on the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice).

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid under this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any part of the Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	BBSW.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. (1.0%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration up to three (3) months selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of principal of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be one per cent. (1.0%) higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Subject to the provisions of this Clause 9, each Interest Period for a Loan shall be three (3) Months or any other period agreed by the Borrower and the Lender.

(b)	An Interest Period for a Loan shall not extend beyond the Repayment Date of that Loan.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date of such Loan or (if such Loan has already been made) on the last day of the preceding Interest Period of such Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.2 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon (Hong Kong time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and the Lender is unable to obtain a quotation to determine BBSW for the relevant Interest Period; or

(ii)	before noon in Hong Kong on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Borrower receives a notification from the Lender that the cost to it of funding that Loan from whatever source it may reasonably select would be in excess of BBSW.

10.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty (30) day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.3	Break Costs

(a)	The Borrower shall, promptly on demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, promptly on demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	PAYMENTS

11.1	All amounts set out or expressed in a Finance Document to be payable by the Borrower to the Lender shall be paid (i) in immediately available, freely transferable funds to such account(s) with such bank(s) as the Lender may notify the Borrower; (ii) exclusive of any Tax; (iii) without any set-off or counter-claim and free and clear of any Tax Deduction except as required by law. If any Tax Deduction is made, the amount of payment due shall be increased to an amount which, after making such Tax Deduction, leaves an amount equal to the payment which would have been due if no deduction had been required. The Borrower shall provide the Lender with evidence (including certified copies of all relevant receipts) that such deduction or payment has been made to the relevant authority.

11.2	Unless otherwise agreed between the Borrower and the Lender, all fees payable are non-refundable and exclusive of any Tax.

12.	INCREASED COSTS

12.1	The Borrower shall promptly on demand pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates which is attributable to the Commitment or the Lender’s funding or performance of its obligations under the Finance Documents as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or (ii) compliance with any law or regulation made after the date of this Agreement. For the purposes of this Agreement, “Increased Costs” means (i) a reduction in the rate of return from the Facility on the Lender’s (or its Affiliate’s) overall capital, (ii) an additional or increased cost or (iii) a reduction of any amount due and payable under any Finance Document, and a “law” and “regulation” shall include, without limitation, any law or regulation concerning taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits, special deposits or prudential limits.

12.2	The Borrower need not make any payment for Increased Costs to the extent that the Increased Costs are:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to the implementation of, or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (Basel II) or any similar or related law or regulation which implements Basel II; or

(c)	attributable to the Lender or its Affiliate wilfully failing to comply with any law or regulation.

12.3	The Lender must, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, promptly on demand by the Lender, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, promptly on demand by the Lender, indemnify the Lender and its agents, employees, officers and servants against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	any written information produced or approved by the Borrower in relation to the Facility being or being alleged to be misleading or deceptive in any material respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(g)	investigating any event which it reasonably believes is a Default;

(h)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.	MITIGATION

14.1	Mitigation

(a)	The Lender must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in any Tax Payment or Increased Cost being payable to the Lender or the Lender being able to require the Borrower to repay the Loan under this Agreement by reason of any illegality, including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

(c)	The Borrower must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under this Clause 14.1.

(d)	The Lender is not obliged to take any step under this Clause 14.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of Business by the Lender

No provision in this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

15.	COSTS AND EXPENSES

15.1	Amendment costs

If the Borrower requests an amendment, waiver or consent under any Finance Document, the Borrower shall, promptly on demand by the Lender, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

15.2	Enforcement costs

The Borrower shall, promptly on demand by the Lender, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or preservation of any rights under any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1	Status

(a)	The Borrower is a company or, as the case may be, a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by the Borrower in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

16.4	Power and authority

(a)	The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit placed on the Borrower or the powers of the Borrower or its directors will be exceeded as a result of the borrowing or giving of indemnities contemplated by the Finance Documents to which it is a party.

16.5	Validity and admissibility in evidence

All Authorisations required to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party , and for the validity and enforceability of such Finance Documents, have been obtained or effected and are, or will, by the time required be, in full force and effect.

16.6	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in the jurisdiction of incorporation of the Borrower.

(b)	Each Finance Document to which the Borrower is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

16.7	No filing or stamp taxes

As at the date of this Agreement, under the law of the jurisdiction of incorporation of the Borrower no stamp, registration or similar Tax is payable on or in relation to the Finance Documents.

16.8	No Default

(a)	No Event of Default is continuing or will result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject and which has or is reasonably likely to have a Material Adverse Effect.

16.9	No misleading information

(a)	All written, factual information provided by or on behalf of the Borrower in relation to any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given.

(b)	The Borrower has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

16.10	Financial statements

(a)	The Borrower’s audited consolidated financial statements most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The Borrower’s financial statements most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view of its consolidated financial condition as at the date to which they were drawn up save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the Borrower’s consolidated financial condition since the date to which its Original Financial Statements were drawn up.

16.11	Pari passu ranking

The payment obligations of the Borrower under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.12	No proceedings spending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Borrower or any member of the Group.

16.13	Authorised signatures

Any person specified as an authorised signatory of the Borrower under Schedule 1 (Conditions Precedent) or in any other provision in this Agreement is authorised to sign Utilisation Requests and other notices on its behalf.

16.14	No immunity

Subject to the Legal Reservations, neither the Borrower nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including suit, attachment prior to judgment, execution or other enforcement).

17.	REPETITION AND ACKNOWLEDGEMENT OF RELIANCE

(a)	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period for so long as any Liability is outstanding or any Commitment is in force.

(b)	The Borrower acknowledges that the Lender has entered into this Agreement in full reliance upon the representations and warranties made or deemed to be made and repeated under this Clause 17.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any Liability is outstanding or any Commitment is in force.

18.1	Financial Statements

The Borrower shall provide to the Lender its audited consolidated financial statements for each of its financial years within 180 days of the end of such financial year.

18.2	Other Information

The Borrower shall provide to the Lender all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched.

18.3	Information

The Borrower shall upon demand by the Lender supply to the Lender with such information relating to its business, finances and operation from time to time in such form as the Lender may reasonably require.

18.4	Notification of Default

(a)	The Borrower shall notify the Lender in writing of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5	Notification of litigation

The Borrower shall promptly upon becoming aware of them notify the Lender in writing of any material litigation, arbitration or administrative proceedings started or threatened against it which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

18.6	“Know your customer” checks

The Borrower shall promptly upon the request of the Lender supply such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

18.7	Limits on information undertakings

Nothing in this Clause 18 shall require the Borrower to supply any document or information to the Lender if and for so long as such disclosure would cause the Borrower to be in breach of the relevant listing rules of NASDAQ or any mandatory provisions of applicable laws or any confidentiality agreements or undertakings.

19.	FINANCIAL COVENANTS

19.1	Financial Condition

The Borrower shall ensure that the following financial conditions are complied with for so long as any Liability is outstanding or any Commitment is in force and shall supply the Lender with such information as the Lender may reasonably require from time to time to verify compliance with such conditions:

(a)	Consolidated Tangible Net Worth shall not be less than RMB8,000,000,000;

(b)	Consolidated Total Borrowings shall not be more than one hundred per cent. (100%) of Consolidated Tangible Net Worth;

(c)	The ratio of Consolidated Total Borrowings to Adjusted Consolidated EBITDA shall not be more than 2:1;

(d)	The ratio of Consolidated Total Onshore Subsidiaries Borrowings to Adjusted Consolidated EBITDA shall not be more than 1:1.

For the purpose of this Clause 19:

“Adjusted Consolidated EBITDA” means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges (“EBITDA”) of a member of the Group or attributable to a business or assets acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b)	excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

“Consolidated EBIT” means, in relation to a Measurement Period, the aggregate of:

(a)	the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for that Measurement Period;

(b)	plus or minus the Group’s share of the profits or losses of associates for that period (after finance costs and tax) and the Group’s share of the profits or losses of any joint ventures;

adjusted by:

(i)	taking no account of any Exceptional Item;

(ii)	taking no account of any unrealised gains or losses on any derivative instrument or other financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(iii)	taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(iv)	taking no account of any expense referable to equity-settled share-based compensation of employees.

“Consolidated EBITDA” means, in relation to a Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Borrower, and the net amount standing to the credit (or debit) of the consolidated reserves of the Borrower, based on the latest published audited or unaudited consolidated balance sheet of the Borrower (the “latest balance sheet”) (and in each case, the balance sheet of the Borrower to be provided by the Borrower as at 31 December of each year shall always be audited) but adjusted by:

(i)	deducting any dividend or other distribution proposed, declared or made by the Borrower (except to the extent it has been taken into account in the latest balance sheet);

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)	deducting any amount attributable to an upward revaluation of assets (other than financial instruments) after 31 December 2012 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group;

(iv)	reflecting any variation in the amount of the issued share capital of the Borrower after the date of the latest balance sheet (and any change in the consolidated reserves of the Group resulting from that variation);

(v)	reflecting any variation in the interest of the Borrower in any other member of the Group since the date of the latest balance sheet (to be calculated on the assumption that the variation had occurred immediately before the latest balance sheet date); and

(vi)	excluding any amounts debited or credited to deferred tax which relates to the revaluation of any item which is excluded from the calculation.

“Consolidated Total Borrowings” means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Borrower drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialized equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a finance or capital lease in accordance with the GAAP;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, in each case, for the avoidance of doubt, excluding any indebtedness arising (a) in the ordinary course of trading and (b) between members of the Group.

“Consolidated Total Onshore Subsidiaries Borrowings” means, in respect of the Onshore Subsidiaries, at any time, the aggregate of the following liabilities of the Onshore Subsidiaries calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Borrower drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialized equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a finance or capital lease in accordance with the GAAP;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss, in each case, for the avoidance of doubt, excluding any indebtedness arising (a) in the ordinary course of trading and (b) between members of the Group.

“Exceptional Item” means any material item of income or expense that represents:

(a)	any gain or loss arising from:

(i)	write-downs of inventories to net realisable value or of property, plant and equipment to recoverable amount, and reversals of such write-downs;

(ii)	restructuring the activities of the Group or any member of the Group and any reversals of any provision for the costs of restructuring;

(iii)	disposals of items of property, plant or equipment;

(iv)	disposals of investments; or

(v)	disposals or settlements of liabilities of any member of the Group that fall within the definition of Consolidated Total Borrowings; or

(b)	any gain of a highly unusual or non-recurring nature; or

(c)	any gain or loss arising from a transaction entered into otherwise than in the carrying on of the normal core business operations of the Group.

“Measurement Period” means the last four full financial quarters of the Borrower ending on the date of the latest balance sheet (as defined in Consolidated Tangible Net Worth above.

“Onshore Subsidiaries” means each Subsidiary of the Borrower if (i) it is incorporated in China; and (ii) its financial results are consolidated into the Borrower’s financial results in accordance with GAAP.

19.2	Financial Testing

The Financial covenants set out in Clause 19.1 (Financial Condition) shall be tested by reference to the consolidated financial statements of the Borrower in respect of the relevant Measurement Period. No item must be credited or deducted more than once in any calculation under this Clause 19.

19.3	Interpretation

Except as provided to the contrary in this Agreement, an accounting term used in this Clause 19 is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any Liability is outstanding or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested by the Lender, supply certified copies to the Lender of,

any Authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is subject.

20.2	Legal opinion

The Borrower shall, within 60 days from the date of acceptance of this Agreement, provide a legal opinion from Maples and Calder to the Lender in respect of the laws of the Cayman Islands, substantially in the form agreed by the Lender prior to signing this Agreement.

20.3	Compliance with laws

The Borrower shall (and it shall ensure that each other Group member will) comply in all respects with all laws to which it (or they) may be subject where failure to do so would have a Material Adverse Effect.

20.4	Negative pledge

(a)	The Borrower shall not, and the Borrower shall ensure that no other member of the Restricted Group will, create or permit to subsist any Security over any of its revenues, undertaking or assets.

(b)	The Borrower shall not, and the Borrower shall ensure that no other member of the Restricted Group will:

(i)	sell, transfer or otherwise dispose of any of its revenues, undertaking or assets on terms whereby they are or may be leased to or re-acquired by a member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. For the purposes of this Clause 20.4, “Quasi-Security Interest” means any arrangement or transaction described in this Clause 20.4(b).

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security Interest existing as of the date of this Agreement;

(ii)	any Security or Quasi-Security Interest created solely for the purpose of securing the refinancing of any indebtedness secured by any Security or Quasi-Security Interest existing as of the date of this Agreement where the principal amount secured has not been increased above the amount of such indebtedness secured as of the date of this Agreement;

(iii)	any Security or Quasi-Security Interest comprising a netting, set-off or cash-pooling arrangement entered into by a member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Restricted Group but excluding any Security or Quasi-Security Interest under a credit support arrangement;

(v)	any lien arising by operation of law and in the ordinary course of business;

(vi)	any Security or Quasi-Security Interest on an asset, or an asset of any person, acquired by a member of the Restricted Group after the date of this Agreement but only for a period of six (6) Months from the date of acquisition and to the extent that the principal amount secured by that Security or Quasi-Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vii)	any Security or Quasi-Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by a member of the Restricted Group;

(viii)	any Security or Quasi-Security Interest over goods or documents of title arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(ix)	any Security or Quasi-Security Interest provided with the prior consent of the Lender; and

(x)	any Security or Quasi-Security Interest securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of any Security given by any member of the Restricted Group other than any Security permitted under the preceding sub-paragraphs) does not exceed RMB700,000,000 (or its equivalent in another currency or currencies).

20.5	Disposals

(a)	No member of the Group (other than Beijing Baidu Netcom) shall enter into a single transaction or a series of transactions (whether related or not) to sell, lease, transfer or otherwise dispose of any asset without the prior written consent of the Lender.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	where the consideration receivable for that disposal (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group excluding those allowed under sub-paragraphs (iii) to (vii) (inclusive) below) does not exceed thirty per cent. (30%) of Consolidated Assets;

(ii)	where the consideration receivable for that disposal (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group excluding those allowed under sub-paragraphs (iii) to (vii) (inclusive) of this Subclause) exceeds thirty per cent. (30%) of Consolidated Assets and the Borrower has obtained the consent of the Lender prior to such sale, lease, transfer or other disposal, provided that, if the Lender does not give its consent, the Borrower shall be entitled to effect such disposal but the Borrower shall, following the sale, lease, transfer or other disposal, prepay the Loan in accordance with the provisions of Clause 7.2 (Mandatory prepayment – disposals);

(iii)	made to another member of the Group (other than Beijing Baidu Netcom);

(iv)	made in the ordinary course of trading of the disposing entity;

(v)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(vi)	of obsolete or redundant vehicles, plant or equipment for cash; or

(vii)	arising as result of a Permitted Transaction.

(c)	Each disposal shall only be permitted under this Subclause if it is made (i) on arm’s length commercial terms or (ii) (other than in respect of any disposal permitted under paragraph (b)(iii) above) on more favourable terms to the disposing entity than arms’ length commercial terms and at least for fair market value.

20.6	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, other than a Permitted Transaction unless the Borrower prepays all of the Loans within ninety (90) days of such event.

20.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Restricted Group from that carried on at the date of this Agreement.

20.8	Insurance

The Borrower shall, and the Borrower shall ensure that each other member of the Restricted Group will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or similar location and carrying on a similar business.

20.9	Listing

The Borrower shall ensure that it will at all times for so long as any Liability is outstanding or any Commitment is in force remain listed on NASDAQ.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.13 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within five (5) Business Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within five (5) Business Days of the due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) or Clause 19 (Financial covenants).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Lender giving notice of the failure to comply to the Borrower; or (ii) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or warranty made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within twenty (20) Business Days of the earlier of (i) the Lender giving notice of the misrepresentation or breach of warranty to the Borrower; or (ii) the Borrower becoming aware of the misrepresentation or breach of warranty.

21.5	Cross default

(a)	Any Financial Indebtedness of a member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of a member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of a member of the Restricted Group is cancelled or suspended by a creditor of such member of the Restricted Group as a result of an event of default (however described).

(d)	Any creditor of a member of the Restricted Group becomes entitled to declare any Financial Indebtedness of such member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default under this Clause 21.5 will occur unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (d) above exceeds US$50,000,000 or its equivalent.

21.6	Insolvency

(a)	A member of the Restricted Group is or is presumed or deemed to be unable, or admits inability, to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a member of the Restricted Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a member of the Restricted Group.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a member of the Restricted Group;

(ii)	a composition, assignment or similar arrangement with any creditor of a member of the Restricted Group;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of a member of the Restricted Group or any of its assets; or

(iv)	enforcement of any Security over any assets of a member of the Restricted Group having an aggregate value of at least US$50,000,000, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up, administration or dissolution which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Restricted Group, having an aggregate value of at least US$50,000,000 and which is not discharged within 30 days.

21.9	Cessation of business

A member of the Restricted Group ceases, abandons or threatens to cease or abandon to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

21.10	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.11	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Material adverse change

To the extent not covered by any other provision of this Clause 21, any material adverse change occurs in relation to the Borrower which has or, in the opinion of the Lender (acting reasonably), would have a Material Adverse Effect.

21.13	Acceleration

If an Event of Default has occurred and is continuing, the Lender may by notice to the Borrower:

(a)	without prejudice to the funding by the Lender of any Loans then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE PARTIES

22.1	Assignments and transfers by the Lender

Subject to this Clause 22, the Lender and any New Lender which has become a Lender pursuant to this Agreement (each an “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

22.2	under the Finance Documents to another bank or financial institution (a “New Lender”). Conditions of assignment or transfer

The consent of the Borrower is not required for an assignment or transfer by an Existing Lender, but an Existing Lender shall provide the Borrower with prior written notice of any assignment or transfer by such Existing Lender.

22.3	Procedure for Transfer

Subject to Clause 22.2 (Conditions of assignment or transfer), the procedure for any transfer or assignment of any rights and/or obligations of an Existing Lender under the Finance Documents to a New Lender pursuant to Clause 22.1 (Assignments and transfers by the Lender) shall be agreed between the Existing Lender and the New Lender prior to such transfer or assignment taking into account prevailing market practice. A transfer or assignment under Clause 22.1 (Assignments and transfers by the Lender) will be effective only if such procedure is complied with. The Borrower shall agree to make such amendments or to execute such new documents as the Existing Lender or the New Lender deems reasonably necessary to give effect to such transfer or assignment or create, perfect, maintain or protect the interest of the Existing Lender or the New Lender under the Finance Document. All costs and expenses of any such amendments shall be borne by the New Lender.

22.4	Original consents and waivers

A New Lender shall be bound by any consent waiver, election or decision given or made by an Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to that New Lender.

22.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost, then the Borrower needs only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

22.6	Assignments and transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

23.	DISCLOSURE OF INFORMATION

(a)	The Lender must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, the Lender is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by the Lender of this Clause 23;

(ii)	to the extent required for the purpose of any legal or arbitration proceedings;

(iii)	to the extent required to be disclosed under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers or any rating agency (provided that such person is under a duty of confidentiality to the Lender);

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Borrower.

(b)	Without detracting from the Lender’s rights of disclosure under any law, the Lender and its officers may disclose to any of its Affiliates, branches or associates or any person (a “third party”) with (or through) whom the Lender enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Borrower:

(i)	a copy of any Finance Document; and

(ii)	any information which Lender has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, it must have entered into a Confidentiality Undertaking.

This Clause 23 supersedes any previous agreement relating to the confidentiality of such information.

SECTION 9

ADMINISTRATION

24.	PAYMENT MECHANICS

24.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in Hong Kong with such bank as the Lender specifies.

(c)	The Borrower may swap any amounts borrowed by it under the Facility into any other currency prior to applying it in accordance with Clause 3.1 (Purpose).

24.2	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender (acting reasonably) may at its discretion vary the order set out in paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

24.3	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.4	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, AU dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than AU dollar shall be paid in that other currency.

24.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

25.	SET OFF

The Lender may, for so long as an Event of Default is continuing, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made in person, by fax, letter or, to the extent agreed by the Parties making and receiving communications, by email or other electronic communication, to the fax number, name and address or email address (as applicable) set out in the signature block of each party to this Agreement. A party may notify the other of any change in such notice details with five (5) Business Days prior written notice. Any communication or document made or delivered under or in connection with the Finance Documents will be effective (i) if by way of fax, only when received in legible form; (ii) if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.; or (iii) if by e-mail or other electronic communication, when received in legible form.

For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

Any notice given under or in connection with the Finance Documents must be in English or, if not in English, accompanied by a certified English translation as any Party may request, in which case the English translation will prevail unless agreed otherwise by the Parties.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of a Finance Document may be amended or waived only with the written consent of the parties to such document.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	ENTIRE AGREEMENT

This Agreement together with the Schedules set out the entire agreement between the Parties and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

33.	THIRD PARTY AND MARKET FAILURE

The Lender shall not be responsible (unless due to the Lender’s wilful misconduct or gross negligence) for any cost, loss or liability (including loss of profit) which the Borrower may incur in connection with the Facility as a result of:

(a)	any error, delay, breakdown or failure of any equipment, communication facilities, computer hardware or software or any other event or matter which is beyond the Lender’s reasonable control; or

(b)	any action, omission or other matter by or on account of any third party (including any Governmental Agency).

34.	ANTI-MONEY LAUNDERING AND OTHER LAWS

34.1	The Borrower agrees that the Lender may delay, block or refuse to process any transaction without incurring any liability if the Lender reasonably suspects or has reasonable grounds to suspect that:

(a)	the transaction may breach any laws or regulations in any country;

(b)	the transaction involves or may involve any person (natural, corporate, governmental, trust, partnership or any other person) that is itself sanctioned or is connected, directly or indirectly, to any person that is sanctioned under economic and trade sanctions imposed by the United States, the United Nations, the European Union, supra-national organisation, official body or any country; or

(c)	the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, conduct which is unlawful in any country.

34.2	The Borrower must provide all information to the Lender which the Lender reasonably requires in order to:

(a)	manage its money-laundering, terrorism-financing or economic and trade sanctions risk;

(b)	comply with any laws or regulations in any country; or

(c)	comply with any applicable direction, request or requirement (whether or not having the force of law) of any competent government or other authority.

34.3	The Borrower agrees that the Lender and any of the Lender’s Affiliates may, with prior notice to the Borrower, disclose any information concerning the Borrower:

(a)	to any law enforcement, regulatory agency or court where required by any such law or regulation in any country;

(b)	where the Lender or any of the Lender’s Affiliates is required to do so pursuant to any direction, request or requirement (whether or not having the force of Law) of any competent government or other authority in any country; and

(c)	to any of the Lender’s Affiliates or service provider of the Lender to perform administrative and operational tasks (including risk management, debt recovery, exposure aggregation, data processing, systems development and test, credit scoring, staff training and market or customer satisfaction research).

34.4	Unless the Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, the Borrower warrants that it is acting on its own behalf in entering into this Agreement. If the Borrower is acting on behalf of another party (such as a trustee), the Borrower agrees to provide the details of the beneficial owner of the funds to the Lender, as may be required by the Lender from time to time.

34.5	The Borrower declares and undertakes to the Lender that the processing of any transaction by the Lender in accordance with the Borrower’s instructions will not breach any laws or regulations in any country.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by Hong Kong law.

36.	ENFORCEMENT

36.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong shall have exclusive jurisdiction to settle disputes solely arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Li & Partners at 22nd Floor, World-Wide House, 19 Des Voeux Road, Central, Hong Kong as its agent for service of process solely in relation to a Dispute arising out of or in connection with this Agreement (the “Service Purpose”);

(b)	agrees that if any person appointed as process agent is unable to act as process agent for the Service Purpose, the Borrower must promptly appoint a new process agent and notify the Lender of its name and address; and

(c)	save for an act of force majeure, agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

36.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions Precedent

1.	BORROWER

(a)	This Agreement duly executed by the Borrower.

(b)	A certificate of a director of the Borrower:

(i)	confirming its current directors;

(ii)	certifying that the certificate of incorporation dated 18 January 2000, the certificate of incorporation on change of name dated 2 January 2009 and the third amended and restated memorandum and articles of association of the Company as registered or adopted on 16 December 2008 of the Borrower provided to the Lender on 21 September 2012 are true, complete and up-to-date copies and are in full force and effect as at a date no earlier than the date of this Agreement and there has been no change in the constitutional documents since they were last provided to the Lender;

(iii)	confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on it to be exceeded; and

(iv)	certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(c)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

2.	OTHER DOCUMENTS AND EVIDENCE

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of the Borrower.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	The completion by the Lender, the results of which are to the Lender’s satisfaction, of all necessary “know your customer” or other similar procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SCHEDULE 2

Utilisation Request

From: Baidu, Inc. as Borrower

To:	Australia and New Zealand Banking Group Limited

Hong Kong Branch, as Lender

Dated:

Dear Sirs

Baidu, Inc. — AU$235,000,000 Committed Term Loan Facility Agreement

dated 13 August 2013 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Commitment

Interest Period:	Three (3) Months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request, and that there has been no change to our financial condition since the date of our latest audited financial statements, which change, would [or might reasonably be expected to] have or constitute a Material Adverse Effect.

4.	We confirm that this Loan will be used for the purpose of refinancing the Existing Facility and for the general working capital requirements of the Group.

5.	The proceeds of this Loan should be credited to [specify account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

/s/ Li Xin Zhe

authorised signatory for

Baidu, Inc.

Executed by the parties

The Borrower

For and on behalf of	)
BAIDU, INC.	)
by	)
	)	/s/ Li Xin Zhe

Address: Baidu Campus, No. 10 Shangdi 10th Street Haidian District, Beijing 100085, The People’s Republic of China

Attention: Zeng Ying

Telephone: +86 10 59926613

E-mail: zengying@baidu.com

The Lender

For and on behalf of	)	/s/ Richard Yeung
AUSTRALIA AND NEW ZEALAND	)	Executive Director
BANKING GROUP LIMITED,	)	Property Sector, NEA
HONG KONG BRANCH	)	/s/ Amanda Liu
	)	Head of Large Corporates

Attention: Tandy Chu

Address: 14/F Three Exchange Square, 8 Connaught Place, Central, Hong Kong

Tel: 852 3918 2182

Fax: 852 3918 7143